Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS RESULTS FOR FISCAL 2007 SECOND QUARTER

Cleveland, Ohio — April 26, 2007 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2007 second quarter ended March 31, 2007.

Second Quarter Fiscal 2007 Results

Net sales of $32.9 million for the second quarter of fiscal 2007 decreased 17 percent compared with net sales of $39.7 million in last year’s second quarter. The effect of a weaker U.S. dollar positively impacted sales growth by approximately one percentage point. Sequentially, sales decreased 20 percent from the first quarter of fiscal 2007. The Company reported a net loss of $2.1 million, or $0.13 per share, for the second quarter of fiscal 2007 compared to net income of $2.1 million, or $0.13 per share, during last year’s second quarter. The decrease in earnings was primarily the result of lower sales volume and an increase in the investment in new product development by nine percent over the prior year’s second quarter. During the second quarter of fiscal 2007, the Company recorded a 21.4 percent tax benefit compared to a 30.3 percent tax expense for the second quarter of fiscal 2006.

Orders of $33.3 million for the second quarter decreased 18 percent compared to last year’s orders of $40.6 million. Geographically, orders decreased 40 percent in the Americas, increased six percent in Asia, and decreased 14 percent in Europe when compared to the prior year. Orders from the Company’s semiconductor customers decreased approximately 40 percent, orders from wireless communications customers decreased approximately 20 percent, orders from precision electronic component and subassembly manufacturers were flat, and research and education customer orders increased approximately 20 percent compared to the prior year’s second quarter. Sequentially, orders decreased 10 percent from the first quarter of fiscal 2007, primarily due to lower wireless communication customer orders. Order backlog increased $1.2 million during the quarter to $13.5 million as of March 31, 2007.

“We were disappointed with our level of orders and sales for the quarter,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “A more cautious attitude among our customers with regard to their capital equipment spending was the primary contributor to the shortfall.”

Keithley added, “We remain committed to our level of investment in new product development and have continued to introduce new products this quarter. This month, we announced the availability of Automated Characterization Suite integrated test systems, which are highly configurable, instrument-based systems for semiconductor characterization at the device, wafer, or cassette level.”

“In March we introduced the newest release of our Model 4200 Semiconductor Characterization System. This new version includes powerful system level pulse capabilities for customers working on cutting-edge semiconductor research and characterization,” stated Keithley.

“In February, we announced that our Model 2810 RF Vector Signal Analyzer and Model 2910 RF Vector Signal Generator have been named finalists for EDN Magazine’s Innovation Award in the Test & Measurement category,” stated Keithley. “Additionally, we announced that we received an Honorable Mention in Test & Measurement World Magazine’s Best in Test Awards Program for those same products. We are encouraged by the interest these products continue to generate.”

Six Month Results

For the six months ending March 31, 2007, net sales were $74.0 million, down two percent from $75.5 million last year. The effect of a weaker U.S. dollar positively impacted sales growth by approximately two percentage points. Net income for the first half of fiscal 2007 was $1.0 million, or $0.06 per share. This compared with $4.0 million, or $0.24 per share, last year. The decrease in earnings was primarily the result of lower gross margins, higher product development costs and higher selling, general and administrative costs. Partially offsetting the decrease in earnings for the first six months of fiscal 2007 was a tax benefit of $0.9 million, or $0.05 per share, associated with the retroactive application of research tax credits that expired on December 31, 2005. Including this credit, the Company recorded a tax benefit of $0.6 million, resulting in an effective tax benefit rate of 124.7 percent, for the first six months of fiscal 2007. For the first six months of fiscal 2006, the Company recorded tax expense at an effective tax rate of 28.5 percent.

Orders of $70.2 million for the six months ending March 31, 2007 decreased six percent from $74.4 million last year. Geographically, orders decreased 25 percent in the Americas, increased 26 percent in Asia, and decreased 15 percent in Europe. For the first half of fiscal 2007, semiconductor customer orders comprised approximately one-third of the total, wireless communications orders were approximately 10 percent of the total, precision electronic components and subassembly manufacturers orders were approximately 25 percent of the total, and research and education orders were approximately 20 percent of the total.

The Company generated $4.2 million in cash from operations during the second quarter and $8.4 million during the first half of fiscal 2007. Cash and short-term investments totaled $52.4 million at March 31, 2007, and total debt was $0.6 million. Inventory of $15.2 million increased $0.8 million from year ago levels, and turns were 3.6 at March 31, 2007, versus 4.4 a year ago. Days sales outstanding were 48 at March 31, 2007, compared to 47 a year ago.

Stock Buyback Program

During the first half of fiscal 2007, the Company did not repurchase any shares. Under the terms of the Company’s previously announced stock repurchase program, the Company may repurchase up to 2,000,000 Common Shares through February 2009.

Operations Outlook

“Our ability to grow revenue is tied to our ability to offer interrelated products with differentiated value that solve our customers’ most compelling test challenges, coupled with our success in penetrating key accounts with our globally deployed sales and service team. We continue to believe that our strategy of pursuing a focused set of applications will allow us to grow faster than the overall test and measurement industry. We expect new product development costs for the third quarter to approximate those in the second quarter as we continue to build a stronger, broader and more complete product offering for our customers. We are committed to introducing a number of new products by the end of this calendar year,” stated Keithley.

Keithley added, “As we stated in our release of preliminary second quarter fiscal 2007 financial information, we have implemented operating cost reductions that will impact our cost structure during the second half of the fiscal year. In addition to normal continuous improvement programs, the Company has implemented additional operating efficiency initiatives and cost saving measures including reducing discretionary spending and restricting the hiring of new employees.”

“Our customers are uncertain with regards to their capital spending, consequently our visibility is limited,” stated Keithley. Based on current order activity, the Company expects sales for the third quarter of fiscal 2007, which will end June 30, 2007, to range between $31 and $38 million. Results will range from a pretax loss to pretax earnings in the single digits as a percentage of net sales. The Company expects the effective tax rate for the remainder of fiscal 2007 to be in the teens, although the rate will fluctuate based on actual results.

Forward Looking Statements

Statements in the “Operations Outlook” section of this release that are not historical facts, including those relating to orders, sales, earnings, operating efficiency initiatives, expense reductions and spending are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to implement planned cost savings initiatives without adversely affecting the Company’s product development program; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the SEC, the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Thursday, April 26, 2007, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE SIX MONTHS
	ENDED MARCH 31,				ENDED MARCH 31,
	2007		2006		2007		2006
NET SALES	$32,930	100.0%	$39,679	100.0%	$73,956	100.0%	$75,469	100.0%
Cost of goods sold	13,290	40.4	15,464	39.0	29,402	39.8	29,051	38.5

Gross profit	19,640	59.6	24,215	61.0	44,554	60.2	46,418	61.5
Selling, general and
administrative expenses	16,324	49.6	15,706	39.6	32,967	44.6	30,709	40.7
Product development expenses	6,501	19.7	5,971	15.0	12,247	16.5	10,986	14.5

Operating (loss) income	(3,185)	(9.7)	2,538	6.4	(660)	(0.9)	4,723	6.3
Investment income	555	1.7	472	1.2	1,133	1.5	912	1.2
Interest expense	(9)	(0.0)	(2)	(0.0)	(27)	(0.0)	(6)	(0.0)

(Loss) income before income taxes	(2,639)	(8.0)	3,008	7.6	446	0.6	5,629	7.5
Income tax (benefit) expense	(566)	(1.7)	910	2.3	(556)	(0.8)	1,605	2.2

NET (LOSS) INCOME	$(2,073)	(6.3)%	$2,098	5.3%	$1,002	1.4%	$4,024	5.3%

Basic (loss) income per share	$(0.13)		$0.13		$0.06		$0.24

Diluted (loss) income per share	$(0.13)		$0.13		$0.06		$0.24

Cash dividends per Common share	$.0375		$.0375		$.075		$.075

Cash dividends per Class B
Common Share	$.030		$.030		$.060		$.060

Weighted average number of
shares outstanding (000) - Diluted	16,202		16,688		16,393		16,678

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	March 31, 2007	September 30, 2006
ASSETS

Current assets:
Cash and cash equivalents	$18,985	$10,501
Short-term investments	33,425	36,203
Refundable income taxes	314	583
Accounts receivable and other, net of allowances	17,090	26,836
Inventory	15,189	14,647
Other current assets	6,136	5,870

Total current assets	91,139	94,640
Property, plant and equipment, net	14,614	14,425
Other assets	42,056	39,827

Total assets	$147,809	$148,892

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$576	$872
Accounts payable	6,950	8,033
Other current liabilities	11,458	13,692

Total current liabilities	18,984	22,597
Long-term debt	—	—
Other long-term liabilities	10,590	9,792
Shareholders’ equity	118,235	116,503

Total liabilities and shareholders’ equity	$147,809	$148,892